Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Jill Isenstadt
Chief Financial Officer	(415) 217-7722
626-325-9600	chris@blueshirtgroup.com
www.cogentsystems.com	jill@blueshirtgroup.com

Cogent Systems Announces Fourth Quarter and Full Year 2008

Financial Results

Recent Wins include BOSS-U and U.K. Post Office Limited

Pasadena, CA – February 25, 2009 - Cogent Systems (Nasdaq: COGT) today announced financial results for the fourth quarter and full fiscal year ended December 31, 2008.

Fourth quarter 2008 revenues were $40.0 million, compared to revenue of $21.9 million in the same year ago period. Net income on a GAAP basis for the fourth quarter of 2008 was $11.5 million, or $0.13 per diluted share. This compares to GAAP net income of $7.7 million, or $0.08 per diluted share in the same year ago period.

Cogent’s fourth quarter of 2008 GAAP results included $1.0 million of non-cash share based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the fourth quarter of 2008 was $12.2 million, or $0.14 per diluted share. This compares to non-GAAP net income of $8.0 million, or $0.08 per diluted share, in the same year ago period, excluding the effects of similar items in both periods.

For the full-year ended December 31, 2008, revenues increased to $125.7 million from $105.8 million in 2007. Net income in 2008 on a GAAP basis was $45.2 million, or $0.50 per diluted share, which compares to GAAP net income of $28.6 million, or $0.30 per diluted share, for the year ended December 31, 2007. Excluding the effects of share-based compensation and related tax effects, non-GAAP net income in 2008 was $47.2 million, or $0.52 per diluted share, compared to non-GAAP net income of $30.4 million, or $0.32 per diluted share in 2007.

“Fourth quarter revenue increased 83% year-over-year, and we entered 2009 with a solid backlog of orders, including deferred revenues of almost $75 million,” commented Ming Hsieh, Chief Executive Officer of Cogent. “During the year, we saw increased demand from a number of core customers, while also expanding our customer base with key wins at the U.S. Census Bureau and the Department of Defense. At the end of 2008, Cogent was one of 12 companies selected for the Biometrics Operations and Support Services Unrestricted (BOSS-U) contract by the U.S. Army. We believe that the Department of Defense will be a leading driver of biometrics in the years to come and expect BOSS-U to be an important purchasing vehicle for future orders. Last week and following the completion of tenders evaluation, the UK Post Office, Post Office Limited, notified Cogent Systems of its decision to appoint Cogent as its preferred bidder for the contract to provide integrated biometric data collection services to Post Office Limited. This is one of the final main steps leading to the award and signing of the contract marking the completion of Post Office Limited’s competitive tendering process. Post Office Limited provides a variety of products and services through 12,500 branches in the UK. The size of the initial award is potentially larger than any other single international win in the Company’s history. We believe these recent wins will help us continue to grow and diversify our business, and we also expect several significant contracts to be awarded over the next several months by large government agencies both domestically and internationally. Dependent on timing and revenue recognition, the award of these contracts to Cogent may have an incrementally positive impact on our outlook for 2009.”

“While gross margins were impacted by product mix, we expect them to improve in the first quarter,” commented Paul Kim, Chief Financial Officer of Cogent. “We also generated $24 million in cash this quarter, ending the quarter with our cash and investments position at approximately $480 million, or $5.32 per share.”

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Wednesday, February 25 to discuss these results. For parties in the United States and Canada, call 800-240-6709 to access the conference call. International parties can access the call at 303-262-2191.

Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11124769. International parties should call 303-590-3000 and enter pass code 11124769.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding anticipated contract awards and market developments. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-K for the year ended December 31, 2007 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; exposure to intellectual property and product liability claims; difficulty in integrating acquisitions; and failure to achieve the expected benefits of acquisitions. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

December 31, 2008 and December 31, 2007

(in thousands)

	Balance at 12/31/2008	Balance at 12/31/2007
ASSETS:
Cash and investments	$479,896	$444,307
Accounts receivable, net	30,767	31,845
Unbilled accounts receivable	1,110	1,201
Inventories	18,528	11,359
Property and equipment, net	37,192	33,644
Deferred income taxes	41,068	26,143
Other assets	11,570	2,689

Total assets	$620,131	$551,188

LIABILITIES & EQUITY:
Accounts payable, accrued liabilities and income taxes payable	$25,681	$13,324
Deferred revenue	74,978	27,648
Total stockholders’ equity	519,472	510,216

Total liabilities & equity	$620,131	$551,188

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Year Ended December 31, 2008 and 2007

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenues:
Product revenues	$31,307	$14,858	$90,761	$80,572
Maintenance and services revenues	8,670	7,017	34,920	25,222

Total revenues	39,977	21,875	125,681	105,794

Cost of revenues:
Cost of product revenues (1)	12,730	4,175	29,335	33,081
Cost of maintenance and services revenues (1)	4,362	2,169	15,146	7,615

Total cost of revenues	17,092	6,344	44,481	40,696

Gross profit	22,885	15,531	81,200	65,098

Operating expenses:
Research and development (1)	4,203	2,850	14,788	10,625
Selling and marketing (1)	3,879	2,960	13,187	9,382
General and administrative (1)	2,400	2,381	10,157	19,927
Income from settlement of lawsuit	—	—	(10,000)	—

Total operating expenses	10,482	8,191	28,132	39,934

Operating income	12,403	7,340	53,068	25,164
Interest income	3,799	5,602	16,862	22,132
Other, net	15	(302)	189	(117)

Income before income taxes	16,217	12,640	70,119	47,179
Income tax provision	4,709	4,930	24,939	18,537

Net income	$11,508	$7,710	$45,180	$28,642

Net income per share:
Basic	$0.13	$0.08	$0.50	$0.30
Diluted	$0.13	$0.08	$0.50	$0.30
Number of shares used in per share computations:
Basic	89,424	93,903	89,947	94,223
Diluted	90,290	95,455	90,938	95,837
(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$139	$47	$470	$332
Cost of maintenance and services revenues	172	58	576	320
Research and development	267	76	937	350
Selling and marketing	223	193	912	919
General and administrative	202	158	801	804

Total share-based compensation expense	$1,003	$532	$3,696	$2,725

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months and Year Ended December 31, 2008 and 2007

(in thousands, except per share data)

	Three months ended December 31, 2008	Three months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Earnings for per share calculations
GAAP Net Income	$11,508	$7,710	$45,180	$28,642
GAAP Income tax provision	4,709	4,930	24,939	18,537
Share-based compensation expense	1,003	532	3,696	2,725
Tax effect (1)	(4,993)	(5,137)	(26,574)	(19,463)

Non-GAAP Net income	$12,227	$8,035	$47,241	$30,441

Earnings per share
GAAP Diluted EPS	$0.13	$0.08	$0.50	$0.30
GAAP Income tax provision	0.05	0.05	0.27	0.19
Share-based compensation expense	0.01	0.01	0.04	0.03
Tax effect (1)	(0.05)	(0.06)	(0.29)	(0.20)

Non-GAAP Diluted EPS	$0.14	$0.08	$0.52	$0.32

(1)	Tax rates as follows:

•	29% for three months ended December 31, 2008

•	39% for three months ended December 31, 2007

•	36% for Year ended December 31, 2008

•	39% for Year ended December 31, 2007